Exhibit 99.1

PRENTICE CAPITAL SIGNS LETTER OF INTENT FOR

$25 MILLION EQUITY INVESTMENT IN ASCENDIA

Hamilton, NJ – December 17, 2007 -- Ascendia Brands, Inc. (AMEX: ASB) today announced that Prentice Capital Management, LP has signed a Letter of Intent for a $25 million equity investment in Ascendia by an entity affiliated with Prentice Capital Management. The Letter of Intent is non-binding and closing of the transaction is subject to the fulfillment of certain closing conditions, including the negotiation of definitive transaction documents, the successful completion of negotiations currently being conducted between Ascendia and its senior lenders regarding a re-structuring of its first and second lien loan facilities, and the obtaining of required consents.

Under the transaction contemplated in the Letter of Intent, Prentice would invest in newly-issued preferred equity securities of Ascendia. Steven R. Scheyer, President and Chief Executive Officer of Ascendia, commented: “The infusion of new equity capital will provide Ascendia with additional working capital to implement operational changes designed to improve profitability in the medium term and provide a better platform for continued growth in the longer term. It will also help address leverage issues and strengthen our balance sheet. We view Prentice’s decision as a vote of confidence in Ascendia and its business plan and we look forward to working with Prentice and our lenders to bring this transaction to a timely closure.”

Michael Gross from Prentice Capital Management remarked: “Ascendia has a strong portfolio of core brands. We remain excited about the future of Ascendia.”

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About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®, and in February 2007 it acquired the Calgon™ and the healing garden® brands. The Company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

*Calgon is a licensed trademark.

Investor Relations Contact:

John G. Nesbett

IMS, Inc.

(203) 972-9200

jnesbett@institutionalms.com